Exhibit 1

Westpac Banking Corporation ABN 33 007 457 141

Group Secretariat Level 25, 60 Martin Place Sydney NSW 2000 Australia Telephone: (02) 8253-0390 Facsimile: (02) 8253-1888 elawler@westpac.com.au

16 December 2005

Company Announcements Platform

Australian Stock Exchange Limited

20 Bridge Street

Sydney NSW 2000

Dear Sir/Madam

2005 Annual General Meeting

At Westpac Banking Corporation’s (“Westpac”) Annual General Meeting (“AGM”) on 15 December 2005, the following business included in the Notice of Meeting was carried by the requisite majority:

Item 1 – Reports and Accounts

The reports of the directors and the auditors and the financial reports of Westpac for the year ended 30 September 2005 were received and considered.

Item 2 – Election of Directors

•                  Mr Leonard Andrew Davis was re-elected as a Director of Westpac.  The resolution was decided by a show of hands.

•                  Mr David Alexander Crawford was re-elected as a Director of Westpac. The resolution was decided by a show of hands.

Item 3 – Minimum Number of Directors – Amendment to the Westpac Constitution

The Constitution was modified by replacing article 9.1, Number of Directors, with the following:

“The number of Directors must not be less than the minimum prescribed by the Corporations Law or other regulations and, no more than fifteen as is determined by the Directors.  The number so determined must not be less than the number of Directors (not including any Director appointed under article 11.16) in office at the time the determination takes effect.”

The resolution was decided by a show of hands.

Item 4 – Remuneration Report – Non binding vote

The annual Remuneration Report for Westpac for the year ended 30 September 2005 was adopted.

The resolution was decided by a show of hands.

All resolutions were decided by a show of hands.  In accordance with section 251AA of the Corporations Act 2001, we advise that the total number of proxy votes which were available are attached as Attachment 1.

A copy of the Notice of Meeting has already been lodged with the ASX.

Yours sincerely

Emma Lawler

Head of Group Secretariat

Attachments:                         Breakdown of proxy votes as required by Section 251AA(2) of the Corporations Act 2001 (Cth)